PLEDGE AND CONVERSION RIGHT AGREEMENT

AGREEMENT made this 17th day of October, 2008, by and between Jianhua WU, whose address is c/o China Wind Systems, Inc., No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, People’s Republic of China (“WU”), and Eos Holdings LLC, whose address is 2650 Highvale Drive, Las Vegas, NV 89134 (“Eos”).

WITNESSETH:

WHEREAS, pursuant to a purchase agreement (the “Purchase Agreement”) dated the date of this Agreement between Eos and China Wind Systems, Inc., a Delaware corporation (the “Company”), of which WU is the chief executive office and principal stockholder, Eos purchased the Company’s 17.4% Subordinated Note due April , 2009 in the principal amount of $575,000; and

WHEREAS, in connection with the Note, WU has agreed to permit Eos to convert the Note as provided in this Agreement, and, to provide for such conversion, WU has delivered 959,000 shares of the Company’s common stock (the “Pledged Shares”) owned by him pursuant to an escrow agreement as hereinafter provided;

WHEREAS, the Pledged Shares, together with a stock power, are to be held in escrow, but shall remain in the name of WU;

WHEREFORE, the parties do hereby agree as follows:

1. Grant of Conversion Right.

(a) WU hereby grants to Eos the right to convert any or all of the principal amount of the Note into Pledged Shares at any time or from time to time until the Note shall be paid in full or until Eos shall have exercised the conversion right in full.

(b) Eos shall have the right to convert all or any portion of the principal amount of the Note into Pledged Shares at a conversion price of $0.60 per share (the “Conversion Price”). The number of Pledged Shares to be delivered shall be determined by dividing the principal amount of the Note being converted by the Conversion Price, with any fractional shares being rounded up if the fraction is ½ share or more and rounded down if the fraction is less than ½ share.

(c) The Pledged Shares shall be held in escrow with Sichenzia Ross Friedman Ference LLP, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement between WU, Eos and the Escrow Agent. WU and Eos understand that the Escrow Agent is counsel for the Company.

(d) The number of Pledged Shares and the conversion price per share shall be subject to adjustment in the event of any stock split, dividend or distribution or any reverse split or combination of shares or any recapitalization.

2. Representations and Warranties of WU. WU hereby represents and warrants that the Pledged Shares are duly and validly authorized and issued, fully paid and non-assessable; WU has good and marketable title to all of the Pledged Shares free and clear of all liens and encumbrances other than as provided in this Agreement, and WU has full legal right, power and authority to pledge the Pledged Shares; the execution, delivery and performance by WU of this Agreement and the pledge of the Pledged Shares do not and will not result in any violation of any material agreement, indenture or other instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation applicable to WU nor the performance with its obligations hereunder will make WU insolvent.

3. Voting Rights; Rights to Dividends and Distributions. All dividends and distributions payable or paid by the Company (other than dividends and distributions paid in shares of capital stock of the Company which shall be held in the same manner as the Pledged Shares with respect to which such shares are issued), excluding any liquidating distributions shall be paid to, and retained by WU, and WU shall have the right to vote the Pledged Shares.

4. Exercise of Conversion Right. Eos may exercise its conversion right pursuant to this Agreement by notice to WU and the Escrow Agent stating that the conversion right is being exercised as to some or all of the principal amount of the Note and setting forth the principal amount being converted.

5. Delivery of Pledged Shares to WU on Termination of this Agreement. This Agreement shall terminate when Note has been converted pursuant to this Agreement or when Eos shall have exercised its rights under this Agreement. Upon termination of this Agreement, all Pledged Shares remaining in escrow shall be delivered to WU.

6. Miscellaneous.

(a) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to contracts executed and to be performed wholly within such State. The parties consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of, this Agreement. Each party agrees that any process in any action commenced in such court under this Agreement may be served upon it personally, by certified or registered mail, return receipt requested, or by messenger or overnight courier service which obtains evidence of delivery or attempted delivery, with the same full force and effect as if personally served upon WU in New York City or Suffolk County, as the case may be. Each party hereby waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(b) This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

(c) Each party hereby agrees, at its own expense, to execute and deliver, from time to time, any and all further, or other instruments, and to perform such acts, as the other party may reasonably request to effect the purposes of this Agreement and to secure to Eos the benefits conferred upon Eos by the terms of this Agreement.

(d) All requests, notices and other communications provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger service which obtains evidence of delivery or attempted delivery or sent by registered or certified mail (air mail if overseas), return receipt requested, or by facsimile transmission or similar means of communication if receipt is acknowledged or transmission is confirmed by mail as provided in this Paragraph 6(d). Notices shall be deemed to have been received on the date of personal delivery, or if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. Notices shall be sent to the parties at their addresses set forth in the beginning of this Agreement, or, if by telecopier, to WU at ( ) - , and to Eos at (917) 591-7787, or to such other address or telecopier number as either party shall designate in the manner provided in this Paragraph 6(d).

(e) This Agreement constitutes the entire agreement of the parties as to the subject matter hereof, superseding any and all prior or contemporaneous oral or prior written agreements, letters of intent or understandings. This Agreement may not be amended or modified nor may any provision of this Agreement be waived except by an instrument which is designated as an amendment, modification or waiver hereof, refers to this Agreement and is signed by both parties in the case of an amendment or modification, and by the party granting the waiver in the case of a waiver.

(f) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written.

/s/ Jianhua Wu
Jianhua WU

EOS HOLDINGS LLC

By:	/s/ Jon Carnes
Jon Carnes, Managing Member